Exhibit 99.1

Press Release                                                  Source: RADVISION

RADVISION Reports Strong Fourth Quarter 2003 Growth
Tuesday February 3, 7:00 am ET

Networking Business Revenues Rise 21% Sequentially with Robust Sales in Europe; Technology Revenues 12% Ahead of Prior Quarter; EPS of $0.11 More Than Doubles Third Quarter

GLEN ROCK, N.J.--(BUSINESS WIRE)--Feb. 3, 2004-- RADVISION
(Nasdaq: RVSN - News) today announced that revenues for the fourth quarter of 2003 were $15.6 million, representing a 14% increase from the fourth quarter of 2002 and a 19% increase from the third quarter of 2003. Net income for the 2003 fourth quarter was $2.4 million or $0.11 per diluted share compared with $1.5 million or $0.08 per diluted share reported in the 2002 fourth quarter. Net income was $912,000 or $0.05 per diluted share in the third quarter of 2003.


Operating profit for the 2003 fourth quarter increased to $1.9 million from $413,000 in the 2003 third quarter and $948,000 in the fourth quarter of 2002.


Fourth quarter 2003 revenues consisted of $12.0 million in Networking Business Unit (NBU) sales and $3.6 million in Technology Business Unit (TBU) sales, representing increases of 21% and 12% over the prior quarter, and 15% and 10%, respectively, over the fourth quarter of 2002. The Company noted that NBU revenues in the 2003 fourth quarter came entirely from its higher margin core networking infrastructure products, which increased 54% from core networking infrastructure product sales in the fourth quarter of 2002.


For the twelve months ended December 31, 2003, revenues increased to $51.3 million from $49.1 million in 2002. Operating income for 2003 rose to $1.4 million from $89,000 in 2002. Net income for 2003 was $3.5 million compared with $2.8 million in the prior year. On a diluted basis, earnings per share were $0.18 for 2003 compared with $0.15 per for full year 2002.


The Company ended the fourth quarter of 2003 with approximately $100 million in cash and liquid investments, an increase of $5.5 million over the prior quarter, and equivalent to $5.23 per basic share. The increase reflects operating cash flow of $2.8 million and income of $2.8 million from the exercise of options, offset by $154,000 in capital expenditures.


Gadi Tamari, Chief Executive Officer of RADVISION, commented: "Each of our business units contributed to our strong fourth quarter performance, with a substantial increase in our sales of 3G products, particularly in EMEA, an important driver of our growth. We also continued to benefit from our strengthened management and sales team, and have created strategy leaders for both our enterprise and service provider efforts reflecting the way our markets are becoming defined. We continued to strengthen our management with the addition of a Chief Operating Officer last week, a move that is necessary for the global scope of our operations today and prepares us for a new level of growth."


Mr. Tamari concluded: "The fourth quarter capped an important year for RADVISION in which the traditional meeting room market resumed its growth and, more importantly, the market for personal visual communication moved from vision to reality. Our growing sales in 3G and our work with our major channel partners to bring multimedia to the employee desktop are tangible proof of that progress. We are entering 2004 with a heightened level of confidence about the future of our markets and our Company."


Guidance


The following statements are forward-looking, and actual results may differ materially.


The Company expects first quarter 2004 revenues to be approximately $14.1 million and net income to approximate $600,000 or $0.03 per diluted share. This compares to 2003 first quarter revenues of $11.0 million and net income of $15,000 or $0.00 per share. The Company noted that as a result of seasonal influences, it has historically recorded lower sales in the first quarter as compared with the fourth quarter. (Full details are available on the Company's Web site at www.radvision.com.)


Fourth Quarter 2003 Earnings Conference Call/Webcast


RADVISION will hold a conference call to discuss its Fourth Quarter results and First Quarter 2004 outlook, today, Tuesday, February 3, 2003 at 9:00 a.m. (EST). To access the conference call, please dial 1-888-791-1856 (International dialers can call +1-630-395-0019) by 8:45 a.m. The passcode "RADVISION" will be required to access the live conference call. A live webcast of the conference call will also be available in the investor relations section of the company's website at www.radvision.com.


A PowerPoint presentation highlighting key financial metrics as well as the First Quarter 2004 estimate will be available in the Investor Relations section of the company's website, www.radvision.com. The presentation will be available beginning at 8:00 a.m. (EST) on February 3rd and will be archived on the website thereafter. A replay of the call will be available beginning approximately one hour after the conclusion of the call through 12:00 midnight (EST) on February 10, 2004. To access the replay, please dial 1-888-567-0415 (International dialers can call +1-402-998-1784), conference #9465145.


About RADVISION


RADVISION Ltd. (Nasdaq: RVSN - News) is the industry's leading provider of high quality, scalable and easy-to-use products and technologies for videoconferencing, video telephony, and the development of converged voice, video and data over IP and 3G networks. RADVISION has two distinct business units. RADVISION's Networking Business Unit (NBU) offers one of the broadest and most complete sets of videoconferencing network solutions for IP- and ISDN-based networks, supporting all end points in the industry. The company also provides businesses and service providers with integrated solutions that deliver converged IP-based video telephony applications to employee computer desktops and residential broadband homes worldwide. The Company's Technology Business Unit (TBU) provides protocol development tools and platforms, enabling equipment vendors and service providers to develop and deploy new converged networks, services, and technologies. For more information please visit our website at www.radvision.com.


This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in RADVISION's filings with the Securities Exchange Commission, including RADVISION's Form 10-K Annual Report. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

                                 RADVISION LTD.
                        Consolidated Statements of Income
          (U.S. Dollars in thousands, except share and per share data)

                     Three Months Ended          Twelve Months Ended
                        December 31,                December 31,
                       2003          2002          2003          2002
                ------------  ------------  ------------  ------------
                 (Unaudited) (Unaudited)        (Audited)      (Audited)

Revenues       $     15,566  $     13,673  $     51,304  $     49,095
Cost of
 Revenues             3,460         3,202        11,351        10,946

                ------------  ------------  ------------  ------------
Gross Profit         12,106        10,471        39,953        38,149

Operating
 expenses:
Research and
 Development          3,720         3,612        14,573        15,338
Marketing and
 Selling              5,363         4,926        19,969        18,624
General and
 Administration       1,096           985         4,040         4,098

                ------------  ------------  ------------  ------------
Operating
 Income               1,927           948         1,371            89

Financial
 Income, Net            505           594         2,130         2,667

                ------------  ------------  ------------  ------------
Net Income            2,432         1,542         3,501         2,756
                ============  ============  ============  ============

Basic Earnings
 per Share     $       0.13  $       0.08  $       0.19  $       0.15
                      =====         =====         =====         =====
Weighted
 Average Number
 of Shares
 Outstanding
 During the
 Period - Basic  19,093,547    18,218,850    18,660,444    18,353,052

Diluted
 Earnings per
 Share         $       0.11  $       0.08  $       0.18  $       0.15
                      =====         =====         =====         =====
Weighted
 Average Number
 of Shares
 Outstanding
 During the
 Period -
 Diluted         21,296,980    18,875,238    19,963,260    18,983,330



                                 RADVISION LTD.
                           Consolidated Balance Sheet
                     (U.S. Dollars in thousands)

                                                   December  December
                                                   31, 2003  31, 2002
                                                   (Audited) (Audited)
Assets
Cash and cash equivalents (*)                      $ 16,433  $ 13,825
Short-term bank deposits (*)                         34,977    29,591
Trade Receivables, Net                                8,685     9,505
Other Receivables                                     2,704     2,836
Inventories                                             969       996
                                                    --------  --------
Total Current Assets                                 63,768    56,753

Severance Pay Fund                                    2,171     1,641
Long-term securities and bank deposits (*)           48,501    44,942
                                                    --------  --------
Total long-term assets                               50,672    46,583

Property and Equipment
Cost                                                 12,479    11,179
Less Accumulated Depreciation                         9,907     7,844
                                                    --------  --------
                                                      2,572     3,335

Total Assets                                       $117,012  $106,671

                                                   ========= =========

Liabilities and Equity
Trade Payable                                      $  1,270  $  3,347
Other Payables & Accrued Expenses                    19,148    15,248
                                                    --------  --------
Current Liabilities                                  20,418    18,595

Accrued Severance Pay                                 3,353     3,061
                                                    --------  --------

Total Liabilities                                    23,771    21,656

Shareholders' Equity
Share Capital                                           187       187
Additional Paid in Capital                          104,663   104,586
Treasury Stock                                       (5,075)  (11,757)
Deferred Compensation                                 ------     (117)
Accumulated Deficit                                  (6,534)   (7,884)
                                                    --------  --------
Total Shareholders' Equity                           93,241    85,015

Total Liabilities and Shareholders' Equity         $117,012  $106,671
                                                    ========  ========

(*)Total Cash and Liquid Investments                 99,911    88,358
                                                    ========  ========


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Contact:
     Corporate Contacts:
     RADVISION
     Tsipi Kagan, 201-689-6340
     cfo@radvision.com
      or
     Marketing and Investor Relations:
     Peter Benedict, 201-689-6311
     pr@radvision.com
      or
     Investor Relations:
     Comm-Partners LLC
     June Filingeri, 203-972-0186
     junefil@optonline.net


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Source: RADVISION